102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR FINANCIAL, INC. REPORTS FOURTH QUARTER 2024 GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.41 PER DILUTED SHARE AND NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.34 PER DILUTED SHARE

•CAPITAL POSITION CONTINUES TO STRENGTHEN AS CET1 RATIO INCREASES TO 11.9%, TOP QUARTILE OF PEER GROUP

•ONGOING IMPROVEMENT IN FUNDING MIX AS WHOLESALE BORROWINGS AND HIGH-COST DEPOSITS DECLINE

•CONTINUED DEPOSIT GROWTH IN RETAIL CHANNEL AND IN THE PRIVATE BANK, BOTH UP 3% SEQUENTIALLY

•PROVISION FOR CREDIT LOSSES DECLINED 55%

•COMMERCIAL REAL ESTATE EXPOSURE CONTINUES TO DECLINE DUE TO STRONG PAYOFF ACTIVITY AND LOAN SALES

Fourth Quarter 2024 Summary

Asset Quality	Loans, Deposits, and Funding

•Asset quality trends stabilizing:
•NCOs declined 8% versus previous quarter
•Non-accrual loans relatively flat compared to prior quarter
•Nearly 60% of non-accrual loans are current
•Total ACL of $1.2 billion or 1.78% of total HFI, compared to 1.87% in prior quarter
•Multi-family ACL coverage, excluding co-op loans, increased to 1.95%
•Office ACL coverage increased to 7.00%
•Another strong quarter of par payoffs
•Over 90% of multi-family loans that repriced in 2024 are either current or paid off at par

•Multi-family loans decreased $1.0 billion or 3%; $3.2 billion or 9% YTD
•CRE loans declined $532 million or 6%; $1.8 billion or 17% YTD
•Retail deposits up $0.9 billion or 3%; $7.3 billion or 17% YTD
•Private Bank deposits increased $0.5 billion or 3% and $2.4 billion or 15% since March 31, 2024
•Brokered CDs down $2.5 billion or 20%
•Wholesale borrowings down $5.9 billion or 31%, now represent 13% of total assets

Capital	Liquidity
•CET1 capital ratio improved to 11.9%, at or above peer group levels •Book value per common share of $18.54 •Tangible book value per share of $17.36	•Ample total liquidity of $32 billion •Represents 240% coverage on uninsured deposits •$16.4 billion of available borrowing capacity and high-quality liquid assets

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results
Hicksville, N.Y., January 30, 2025 – Flagstar Financial, Inc. (NYSE: FLG) (“the Company”), today reported results for the fourth quarter and full-year 2024. Fourth quarter 2024 net loss was $160 million compared to a net loss of $280 million for third quarter 2024, and a net loss of $2,705 million for fourth quarter 2023. The net loss attributable to common stockholders for fourth quarter 2024 was $168 million, or $0.41 per diluted share, compared to a net loss attributable to common stockholders of $289 million, or $0.79 per diluted share for third quarter 2024, and a net loss attributable to common stockholders of $2,713 million, or $11.27 per diluted share for fourth quarter 2023.

For the year ended 2024, the Company reported a net loss of $1,090 million compared to a net loss of $79 million for the year ended 2023. Net loss attributable to common stockholders for the year ended 2024 was $1,125 million or $3.40 per diluted share compared to a net loss attributable to common stockholders of $112 million or $0.49 per diluted share for the year ended 2023.

CEO COMMENTARY

Commenting on the Company's fourth quarter and full-year 2024 performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, “2024 was a transitional year for Flagstar. Despite this, the Company made tremendous progress on each of its strategic priorities and set the stage from which to grow going forward. During the year, the Company significantly bolstered its capital position through a combination of actions including a $1.05 billion capital infusion and the sale of several non-core businesses; enhanced its liquidity through deposit growth and cash proceeds from the sale of our mortgage warehouse and mortgage servicing and third-party origination businesses; completed a review of the entire commercial real estate portfolio, including the multi-family portfolio, taking significant charge-offs in an effort to reduce risk within the portfolio; assembled a strong management team, supported by a high-quality Board of Directors; improved our regulatory relationships; and continued to invest in key areas such as commercial banking and risk management.

“Our fourth quarter net loss per diluted share narrowed this quarter compared to the previous quarter and significantly exceeded expectations due largely to an improving credit quality profile. Our non-accrual loans were relatively unchanged this quarter after increasing by over $2 billion year-to-date while net charge-offs declined compared to the third quarter, driving a 55% quarter-over-quarter decrease in the provision for credit losses. Our full-year results were also better than expected with virtually all of our metrics in-line or better than the guidance we provided earlier in the year.

“We continued to make inroads on reducing our commercial real estate exposure and diversifying our loan portfolio. Multi-family loans declined $3.2 billion or 9% over the course of the year, while CRE loans declined $1.8 billion or 17%. We managed down our exposures through run-off of non-relationship CRE loans, par payoffs, and strategic loan sales.

“We had another good deposit growth quarter in both our retail channel and in the private bank, despite the fact that we lowered deposit rates throughout the quarter. We also garnered some early successes in our commercial lending business, with $620 million in new commitments and a robust pipeline heading into the first quarter, as our recent hires are already making a positive impact.

“Perhaps our most important accomplishment this year is the improvement in our capital position, as measured by our CET1 ratio, which increased over 280 basis points during the year to 11.9%.

“All of these trends are positive and point to the significant momentum underpinning our growth initiatives, especially in our commercial banking business. I am confident in management's ability to execute on its 2025 strategic initiatives to transform Flagstar into a top-tier regional bank with a solid balance sheet and strong earnings power.

“Finally, I would like to thank each of our teammates for their support and commitment to each other and our customers over the course of the past year.”

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results
BALANCE SHEET SUMMARY AS OF DECEMBER 31, 2024

At December 31, 2024, total assets were $100.2 billion, down $13.9 billion or 12% compared to December 31, 2023 and down $14.2 billion or also 12% versus September 30, 2024. The year-over-year decline was driven by a decrease in total loans and leases held for investment (HFI), partially offset by an increase in cash and cash equivalents, while the linked-quarter decrease was the result of a decrease in total loans and leases HFI and a decline in cash balances. This was part of the Company's strategy to reduce our commercial real estate exposure and strengthen our funding profile. During the first three quarters of 2024, the Company took various actions to increase liquidity, while in the fourth quarter, we utilized a portion of our liquidity to pay off higher cost wholesale borrowings and brokered CDs.

Total loans and leases held for investment at December 31, 2024 were $68.3 billion, down $16.3 billion or 19% on a year-over-year basis and down $2.8 billion or 4% on a linked-quarter basis. The multi-family portfolio declined $3.2 billion or 9% to $34.1 billion at December 31, 2024 compared to $37.3 billion at December 31, 2023, and it decreased $1 billion or 3% compared to September 30, 2024. CRE loans decreased $1.8 billion or 17% compared to December 31, 2023 to $8.7 billion and they decreased $532 or 6% compared to September 30, 2024. The decline in these two portfolios is part of the Company's overall strategy to reduce its commercial real estate exposure. Both the linked-quarter and year-to-date declines were the result of existing non-relationship borrowers, par payoffs, and through opportunistic loan sales.

Commercial and industrial loans also declined on both a linked-quarter and year-to-date basis. At December 31, 2024, commercial and industrial loans totaled $15.4 billion, down $1.1 billion or 7% compared to the previous quarter and $9.9 billion or 39% year-to-date. The year-to-date decline largely resulted from the sale of our mortgage warehouse business, which at closing, had approximately $6 billion in loans, along with our decision to run off certain non-core loans within our specialty finance business totaling $2.4 billion. The linked-quarter decrease was due to additional run-off in the specialty finance portfolio and a decrease in MSR lending.

Total deposits at December 31, 2024 were $75.9 billion, a decrease of $5.7 billion or 7% on a year-to-date basis and a decrease of $7.1 billion or 9% on a linked-quarter basis. The year-to-date and linked-quarter decrease was driven by deposit outflows during the first quarter, driven by credit rating agency downgrades and the sale of our mortgage servicing and third-party origination business during the fourth quarter. This transaction included the transfer of mortgage escrow deposits to the buyer. Non-interest-bearing deposits decreased $7.0 billion or 34% on a year-to-date basis and $5.1 billion or 27% on a linked-quarter basis to $13.5 billion. Both the year-to-date and linked-quarter decline was due to a $4.5 billion decline in escrow deposits resulting from the sale of the mortgage servicing business and by the aforementioned deposit outflows during the first quarter of 2024.

Certificates of deposit increased $5.8 billion or 27% to $27.3 billion, on a year-to-date basis, but declined $1.9 billion or 7% on a linked-quarter basis. The year-to-date increase is primarily due to our promotional CD campaign during the year, while the linked-quarter decline is due to us paying off $2.5 billion of brokered CDs, reflecting our strategy to reduce higher cost funding. Savings accounts rose $5.5 billion or 63% to $14.3 billion year-to-date and $772 million or 6% on a linked-quarter basis. The increase was due to growth in our promotional rate high-yield savings product.

Fourth quarter 2024 represented the third consecutive quarter of solid deposit growth in our retail channel and in the Private Bank. Retail deposits increased $0.9 billion or 3% to $35.9 billion on a linked-quarter basis and they rose $7.3 billion or 17% on a year-to-date basis. Deposits in the Private Bank increased $0.5 billion or 3% to $18.2 billion and $2.4 billion or 15% since March 31, 2024.

At December 31, 2024, wholesale borrowings totaled $13.4 billion, down $6.9 billion or 34% on a year-over-year basis and down $5.9 billion or 31% on a linked-quarter basis. During the first quarter of the year, we utilized wholesale borrowings, primarily Federal Home Loan Bank advances, to offset the deposit attrition resulting from the credit rating agency downgrades. Once we rebuilt our liquidity position through asset sales and deposit growth, we paid down wholesale borrowings, including $8.6 billion in the third quarter and an additional almost $6 billion in the fourth quarter.

NET INCOME (LOSS) | NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

Fourth quarter and full-year 2024 results include several notable items related to certain actions the Company took during the quarter. These items include a net gain on the sale of our mortgage servicing and third-party origination business, which closed in October, severance costs, and long-term asset impairment charges related to various Company-owned or leased properties. As adjusted for these items and for merger-related expenses, the net loss for fourth quarter was $130 million and the net loss attributable to common stockholders was $138 million or $0.34 per diluted share. This compares to a third quarter net loss, as adjusted for merger-related expenses and for certain items related to the sale of the mortgage warehouse business, of $243 million and a net loss attributable to common stockholders of $252 million or $0.69 per diluted share. Fourth quarter 2023, net loss and net loss attributable to common stockholders, as adjusted for merger-related and restructuring expenses, bargain purchase gain, the goodwill impairment, and the FDIC special assessment was $185 million and $193 million or $0.80 per diluted share, respectively.

In addition to the aforementioned notable items impacting our fourth quarter 2024 results, full-year 2024 results also include notable items related to the sale of our mortgage warehouse business and a reduction of the bargain purchase gain related to the Signature transaction. As adjusted for these items and for merger-related expenses, the net loss was $845 million for full-year 2024 and the net loss attributable to common stockholders was $880 million or $2.66 per diluted share.

Full-year 2023 also included several notable items, most of which were related to the Signature transaction, including the bargain purchase gain, the goodwill impairment, and the FDIC special assessment. As adjusted for these items and for merger-related expenses, net income for the year ended 2023 was $497 million and net income attributable to common stockholders was $464 million or $1.92 per diluted share.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

Net interest income for the fourth quarter 2024 totaled $461 million, down $49 million, or 10%, compared to third quarter 2024, and down $279 million or 38%, compared to the fourth quarter 2023. The decrease compared to third quarter 2024 was primarily driven by lower average loan balances due to the sales of our mortgage warehouse and mortgage servicing and third-party origination businesses, continued payoffs in the multi-family and commercial real estate portfolios, and lower C&I loan balances as we continue to reduce certain non-core, non-strategic relationships, along with an increase in interest-bearing deposits and lower average cash balances. This was partially offset by a lower level of average borrowed funds, as the Company paid off a significant amount of wholesale borrowings during the fourth quarter.

The decrease relative to fourth quarter 2023 was due to several factors, including lower average loan balances, higher average interest-bearing deposits and average borrowed funds. This was offset in part by a significant increase in average interest-earning cash balances.

For the year ended 2024, net interest income decreased $925 million or 30% to $2.2 billion compared to $3.1 billion for the year ended 2023. The year-over-year decline is due to a significant increase in average borrowed funds and higher levels of average interest-bearing deposits, along with a decline in average loan balances. The increase in average borrowed funds was to replace deposit attrition in the first quarter of the year, resulting from credit rating agency downgrades. This was offset somewhat by a substantial increase in average interest-earning cash balances.

Net Interest Income and Net Interest Margin Summary				December 31, 2024
	For the Three Months Ended			compared to (%):
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Net interest income	$461	$510	$740	-10%	-38%

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

Net Interest Margin

The net interest margin ("NIM") for the fourth quarter 2024 was 1.73%, down 6 basis points compared to third quarter 2024 and down 109 basis points compared to fourth quarter 2023. On a linked-quarter basis, the cost of average total interest-bearing liabilities declined 35 basis points to 4.27% driven by a 72 basis point decline in the cost of average borrowed funds to 4.56%, along with a $6.5 billion or 25% decline in average borrowed funds to $17.9 billion, and an 18 basis point decrease to 4.19% in the cost of average interest-bearing deposits, while average interest-bearing deposit balances increased $1.9 billion or 3.24% to $65.6 billion.

The decline in the cost of funding reflects a decline in market rates as the Federal Reserve Board reduced the Federal Funds rate by 100 basis points during the fourth quarter, which resulted in the Company reducing deposit rates as well as the repayment of approximately $6 billion of wholesale borrowings. This was partially offset by a 31 basis point decline in the yield on average interest-earning assets to 5.11%. This was the result of a 61 basis point decline in the yield on average cash balances to 4.79%, driven by the reduction in the Federal Funds rate during the quarter as well as a 25 basis point decrease in the yield on average loans to 5.28%.

On a year-over-year basis, the cost of average interest-bearing liabilities rose 54 basis points driven by a 57 basis point increase in the cost of average interest-bearing deposits to 4.19% along with a $6.1 billion or 10% increase in average interest-bearing deposit balances. The majority of the increase in both the cost of deposits and in average interest-bearing deposit balances was due to our promotional deposit campaign throughout most of the year, which centered on a high-yield savings product and promotional rate certificates of deposits, both of which we have been managing lower during the fourth quarter.

Also, the cost of average borrowed funds increased 42 basis points to 4.56% while the average balance of borrowed funds increased $2.2 billion or 14% to $17.9 billion. Additionally, on a year-over-year basis, the yield on average interest-earning assets declined 44 basis points to 5.11%, driven by a 44 basis point reduction in the yield on average loans to 5.28%, along with a $13.9 billion or 16% decrease in average loan balances and a 49 basis point decline in the yield on average cash balances to 4.79%, offset by a $15.3 billion or 226% increase in average cash balances.

For the year ended 2024, the NIM was 1.95%, down 104 basis points compared to the year ended 2023. The year-over-year decrease was largely the result of a higher cost of funds, as the Company made use of borrowed funds during the early part of the year to offset deposit attrition and bolster liquidity, as well as the launch of a promotional rate deposit campaign during the second quarter, coupled with an increase in average interest-bearing liabilities. The average cost of funds rose 115 basis points to 4.40%, driven by a 141 basis point increase in the average cost of borrowings to 5.07% and a 103 basis point increase in the average cost of deposits to 4.15%. Average interest-bearing liabilities increased $12 billion or 16% on a year-over-year basis to $86.3 billion, due to a $6.2 billion or 31% increase in average borrowed funds to $24.2 billion and a $5.8 billion or 11% increase in average interest-bearing deposits to $62.1 billion.

While the average cost of funds increased significantly, the yield on average interest-earnings assets rose only 5 basis points to 5.38%, driven by a higher yield on the investment securities portfolio and on cash balances, while the yield on the loan portfolio remained relatively unchanged. The yield on average investment securities increased 39 basis points to 4.57% on a year-over-year basis, while the yield on average cash balances increased 12 basis points to 5.26%. Average interest-earning assets increased $7.7 billion or 8% to $110.6 billion as average cash balances increased $9.5 billion or 84% to $19.5 billion and average securities increased $1.6 billion or 16% to $12.2 billion. Average loan balances declined $3.0 billion or 4% to $78.9 billion.

	For the Three Months Ended			compared to (bp):
Yield/Cost	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Mortgage and other loans, net	5.28%	5.53%	5.72%	-25	-44
Securities	4.77%	4.85%	4.39%	-8	38
Reverse repurchase agreements	—%	—%	6.91%	0	-691
Interest-earning cash and cash equivalents	4.79%	5.40%	5.28%	-61	-49
Total interest-earning assets	5.11%	5.42%	5.55%	-31	-44
Total interest-bearing deposits	4.19%	4.37%	3.62%	-18	57
Borrowed funds	4.56%	5.28%	4.14%	-72	42
Total interest-bearing liabilities	4.27%	4.62%	3.73%	-35	54
Net interest margin	1.73%	1.79%	2.82%	-6	-109

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

Net Interest Income and Net Interest Margin Summary
	For the Year Ended
(dollars in millions)	December 31, 2024	December 31, 2023	% Change
Net interest income	$2,152	$3,077	-30%

	For the Year Ended
Yield/Cost	December 31, 2024	December 31, 2023	(bp) Change
Mortgage and other loans, net	5.54%	5.51%	3
Securities	4.57%	4.18%	39
Reverse repurchase agreements	—%	5.77%	-577
Interest-earning cash and cash equivalents	5.26%	5.14%	12
Total interest-earning assets	5.38%	5.34%	5
Total interest-bearing deposits	4.15%	3.12%	103
Borrowed funds	5.07%	3.66%	141
Total interest-bearing liabilities	4.40%	3.25%	115
Net interest margin	1.95%	2.99%	-104

Average Balance Sheet

				December 31, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Mortgage and other loans, net	$71,727	$76,553	$85,671	-6%	-16%
Securities	12,347	12,862	11,493	-4%	7%
Reverse repurchase agreements	—	—	46	NM	NM
Interest-earning cash and cash equivalents	22,048	23,561	6,753	-6%	226%
Total interest-earning assets	106,122	112,976	103,963	-6%	2%
Total interest-bearing deposits	65,576	63,647	59,504	3%	10%
Borrowed funds	17,940	24,456	15,714	-27%	14%
Total interest-bearing liabilities	83,516	88,103	75,218	-5%	11%
Non-interest-bearing deposits	$15,959	$18,631	$22,676	-14%	-30%

	For the Year Ended
(dollars in millions)	December 31, 2024	December 31, 2023	% Change
Mortgage and other loans, net	$78,883	$81,855	-4%
Securities	12,222	10,611	15%
Reverse repurchase agreements	—	388	NM
Interest-earning cash and cash equivalents	19,478	10,025	94%
Total interest-earning assets	110,583	102,879	7%
Total interest-bearing deposits	62,106	56,324	10%
Borrowed funds	24,168	17,934	35%
Total interest-bearing liabilities	86,274	74,258	16%
Non-interest-bearing deposits	$18,140	$21,583	-16%

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

Provision for Credit Losses

For fourth quarter 2024, the provision for credit losses decreased $134 million or 55% to $108 million compared to third quarter 2024 and it declined $444 million or 80% compared to fourth quarter 2023. Both the linked-quarter and year-over-year decline in the provision for credit losses was due to lower net charge-offs and a decline in loans held-for-investment.

Net charge-offs for the fourth quarter 2024 totaled $222 million, down $18 million or 8% compared to third quarter 2024, but were up $37 million or 20% compared to fourth quarter 2023. Net charge-offs on a non-annualized basis represented 0.31% of average loans outstanding, unchanged from third quarter 2024 and compared to 0.22% during fourth quarter 2023.

For the year ended 2024, the provision for credit losses totaled $1,055 million compared to $833 million for the year ended 2023, up $222 million or 27%. The year-over-year increase was mainly the result of a significant increase in net charge-offs and increases in our allowance for credit losses, primarily related to our multi-family and CRE portfolios.

For the year ended 2024, net charge-offs totaled $892 million compared to $208 million for the year ended 2023. Net charge-offs for the year ended 2024 represented 1.13% of average loans outstanding compared to 0.25% of average loans outstanding for the year ended 2023. The increase was the result of credit trends which first emerged in late 2023 resulting from higher interest rates and the impact of inflation on borrowers' expenses.

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted:

				December 31, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Net interest income	$461	$510	$740	-10%	-38%
Non-interest income	164	113	127	45%	29%
Total revenues	$625	$623	$867	—%	-28%
Total non-interest expense	718	716	3,132	—%	-77%
Pre - provision net loss (non-GAAP)	$(93)	$(93)	$(2,265)	—%	NM
Bargain purchase gain	—	—	11	NM	NM
Merger-related and restructuring expenses	12	18	63	-34%	-81%
Net impact of mortgage/servicing sale and related activity	(80)	—	—	NM	NM
Severance costs	31	—	—	NM	NM
Long term asset impairment	77	—	—	NM	NM
Certain items related to the sale of the mortgage warehouse business	—	32	—	NM	NM
Goodwill impairment	—	—	2,426	NM	NM
FDIC special assessment	—	—	49	NM	NM
Pre - provision net revenue, as adjusted (non-GAAP)	$(53)	$(43)	$284	NM	NM

For the fourth quarter 2024, pre-provision net loss totaled $93 million unchanged compared to third quarter 2024 and compared to a pre-provision net loss of $2,265 million for fourth quarter 2023. Fourth quarter 2024 pre-provision net loss included several notable items related to certain actions the Company took during the quarter. These items include a net gain on the sale of our mortgage operations, severance costs, and long-term asset impairment charges. As adjusted for these items and for merger-related expenses, pre-provision net loss for fourth quarter 2024 was $53 million compared to $43 million for third quarter 2024 and pre-provision net revenue of $284 million for fourth quarter 2023.

	For the Year Ended
(dollars in millions)	December 31, 2024	December 31, 2023	December 31, 2023
Net interest income	$2,152	$3,077	-30%
Non-interest income	400	2,687	-85%
Total revenues	$2,552	$5,764	-56%
Total non-interest expense	2,838	4,981	-43%
Pre - provision net revenue / (loss) (non-GAAP)	$(286)	$783	-137%
Bargain purchase gain	121	(2,131)	-106%
Merger-related and restructuring expenses	106	330	-68%
Net impact of mortgage/servicing sale and related activity	(80)	—	NM
Severance costs	31	—	NM
Long term asset impairment	77	—	NM
Certain items related to the sale of the mortgage warehouse business	32	—	NM
Goodwill impairment	—	2,426	NM
FDIC special assessment	—	49	NM
Pre - provision net revenue, as adjusted (non-GAAP)	$1	$1,457	NM

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

For the year ended 2024, pre-provision net loss was $286 million compared to pre-provision net revenue of $783 million for the year ended 2023. Full-year 2024 pre-provision net loss included certain notable items related to the sale of our mortgage warehouse business, the sale of our mortgage servicing and third-party origination business, a partial reversal of the bargain purchase gain related to the Signature transaction, severance costs, and long-term asset impairment charges. As adjusted for these items and for merger-related expenses, pre-provision net revenue for the year ended 2024 was $1 million.

Pre-provision net revenue for the year ended 2023 also included certain notable items, most of which were related to the Signature transaction, including a bargain purchase gain, goodwill impairment, and a FDIC special assessment. As adjusted for these items and for merger-related expenses, pre-provision net revenue for the year ended 2023 was $1,457 million.

Non-Interest Income

In fourth quarter 2024, non-interest income totaled $164 million compared to $113 million in third quarter 2024 and $127 million in fourth quarter 2023. Included in fourth quarter 2024 non-interest income is an $89 million net gain on the sale of our mortgage servicing and third-party origination business, while third quarter 2024 non-interest income included approximately $23 million in fees and costs associated with the sale of the mortgage warehouse business. As adjusted, for these items and for the bargain purchase gain in fourth quarter 2023, fourth quarter 2024 non-interest income was $72 million compared to $113 million in third quarter 2024 and $138 million in fourth quarter 2023.

The linked-quarter decrease was the result of lower fee income, a lower net return on mortgage servicing rights due to the sale of the servicing business during the fourth quarter, partially offset by a lower net loan administration loss. The year-over-year decline was due to lower fee income, a lower net return on mortgage servicing rights, a decline in the net gain on loan sale and securitizations, and a net loan administration loss of $1 million compared to $17 million of income in fourth quarter 2023. This was partially offset by a $7 million or 32% increase in other income.

				December 31, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Fee income	$33	$42	$39	-21%	-15%
Bank-owned life insurance	10	10	11	—%	-9%
Net return on mortgage servicing rights	(1)	34	33	-103%	-103%
Net gain on loan sales and securitizations	5	5	16	—%	-69%
Net gain on mortgage/servicing sale	89	—	—	NM	NM
Net loan administration (loss) income	(1)	(8)	17	-88%	-106%
Bargain purchase gain	—	—	(11)	NM	NM
Other income	29	30	22	-3%	32%
Total non-interest income	$164	$113	$127	45%	29%

Impact of Notable Item:
Bargain purchase gain	—	—	11	NM	NM
Certain items related to sale on mortgage warehouse business	—	23	—	NM	NM
Gain on mortgage/servicing sale and related activity	(92)	—	—	NM	NM
Adjusted noninterest income (non-GAAP)	$72	$136	$138	-47%	-48%

For the year ended 2024, non-interest income totaled $400 million compared to $2,687 million for the year ended 2023. Included in full-year 2024 non-interest income was a partial reversal of the bargain purchase gain of $121 million related to the Signature transaction, an $89 million net gain on the sale of our mortgage origination business, and approximately $23 million in fees and costs associated with the sale of the mortgage warehouse business. Full-year 2023 non-interest income included a bargain purchase gain related to the Signature transaction of $2,131 million. As adjusted for these items, full-year 2024 non-interest income was $429 million compared to $556 million for full-year 2023, a $127 million or 23% decline.

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

The year-over-year decline was primarily driven by a decline in net loan administration income, which dropped $80 million or 98% to $2 million due to our sale of the mortgage servicing business and the expiration of our loan subservicing agreement with the FDIC related to the Signature transaction; a $41 million or 46% decline in the net gain on loan sales and securitizations to $48 million; a $30 million or 29% decrease in the net return on mortgage service rights to $73 million; and a $22 million or 13% reduction in fee income to $150 million. This was partially offset by a $50 million or 75% increase in other income to $117 million.

	For the Year Ended
(dollars in millions)	December 31, 2024	December 31, 2023	% Change
Fee income	$150	$172	-13%
Bank-owned life insurance	42	43	-2%
Net return on mortgage servicing rights	73	103	-29%
Net gain on loan sales and securitizations	48	89	-46%
Net gain on mortgage/servicing sale	89	—	NM
Net loan administration income	2	82	-98%
Bargain purchase gain	(121)	2,131	NM
Other income	117	67	75%
Total non-interest income	$400	$2,687	NM

Impact of Notable Item:
Bargain purchase gain	121	(2,131)	NM
Certain items related to sale on mortgage warehouse business	23	—	NM
Gain on mortgage/servicing sale and related activity	(92)	—	NM
Adjusted noninterest income (non-GAAP)	$452	$556	-19%

Non-Interest Expense

For fourth quarter 2024, non-interest expense was $718 million, relatively unchanged compared to $716 million in third quarter 2024 and down $2,414 million or 77% compared to fourth quarter 2023. Included in fourth quarter 2024 non-interest expenses were notable items related to certain actions the Company took during the quarter, including severance costs of $31 million and long-term asset impairment charges of $77 million. Notable items in fourth quarter 2023 included goodwill impairment of $2,426 million and a $49 million FDIC special assessment.

As adjusted for these items and excluding intangible asset amortization and merger and restructuring expenses, fourth quarter non-interest expenses were $556 million down $96 million or 15% compared to third quarter 2024 and down $51 million or 8% compared to fourth quarter 2023. The linked-quarter decrease was driven by declines in FDIC insurance expense, occupancy and equipment expense, and compensation and benefits expense.

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

				December 31, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Operating expenses:
Compensation and benefits	$302	$316	$295	-4%	2%
FDIC insurance	74	98	70	-24%	6%
Occupancy and equipment	48	59	58	-19%	-17%
General and administrative	252	188	184	34%	37%
Total operating expenses	676	661	607	2%	11%
Intangible asset amortization	31	37	36	-16%	-14%
Merger-related and restructuring expenses	11	18	63	-39%	-83%
Goodwill impairment	—	—	2,426	NM	-100%
Total non-interest expense	$718	$716	$3,132	—%	-77%

Impact of Notable Items:
Total operating expenses	$676	$661	$607	2%	11%
Severance costs	(31)	—	—	NM	NM
Long term asset impairment	(77)	—	—	NM	NM
Certain items related to sale on mortgage warehouse business	—	(9)	—	NM	NM
Certain items related to sale on mortgage servicing business	(12)	—	—	NM	NM
Adjusted noninterest expense (non-GAAP)	$556	$652	$607	-15%	-8%

For the year ended 2024, total non-interest expense was $2,838 million, down $2,143 million or 43% compared to the year ended 2023. Included in the full-year 2024 total of non-interest expenses were certain notable items related to actions the Company took during the fourth quarter, including severance costs of $31 million and asset impairment charges of $77 million. Notable items in full-year 2023 non-interest expenses included goodwill impairment of $2.4 billion and a $49 million FDIC special assessment.

As adjusted for these items and excluding intangible asset amortization and merger and restructuring expenses, full-year 2024 non-interest expenses were $2,467 million compared to $2,099 million for full-year 2023, up $368 million or 18%. The majority of the increase was the result of a $187 million or 148% increase in our FDIC insurance costs; a $185 million or 30% increase in general and administrative expenses; along with a $114 million or 10% increase in compensation and benefits expense.

	For the Year Ended
(dollars in millions)	December 31, 2024	December 31, 2023	% Change
Operating expenses:
Compensation and benefits	$1,263	$1,149	10%
FDIC insurance	313	126	148%
Occupancy and equipment	211	200	6%
General and administrative	809	624	30%
Total operating expenses	2,596	2,099	24%
Intangible asset amortization	136	126	8%
Merger-related and restructuring expenses	106	330	-68%
Goodwill impairment	—	2,426	-100%
Total non-interest expense	$2,838	$4,981	-43%

Impact of Notable Items:
Total operating expenses	$2,596	$2,099	24%
Severance costs	(31)	—	NM
Long term asset impairment	(77)	—	NM
Certain items related to sale on mortgage warehouse business	(9)	—	NM
Certain items related to sale on mortgage servicing business	(12)	—	NM
Adjusted noninterest expense (non-GAAP)	$2,467	$2,099	18%

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

Income Taxes

For the fourth quarter 2024, the Company reported a benefit for income taxes of $41 million compared to a benefit for income taxes of $55 million for the third quarter 2024 and a benefit of $112 million for the three months ended December 31, 2023. The effective tax rate for the fourth quarter 2024 was 20.44% compared to 16.34% for the third quarter 2024, and 3.96% for the three months ended December 31, 2023.

For the year ended 2024, the Company reported an income tax benefit of $251 million compared to a provision for income taxes of $29 million for the year ended 2023. The effective tax rate for the year ended 2024 was 18.70% compared to 59.59% for the year ended 2023.

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

ASSET QUALITY

				December 31, 2024
	As of			compared to:
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Total non-accrual loans held for investment	$2,615	$2,514	$428	4%	511%
Total non-accrual loans held for investment and repossessed assets	$2,629	$2,529	$442	4%	495%
NPLs to total loans held for investment	3.83%	3.54%	0.51%	30	332
NPAs to total assets	2.62%	2.21%	0.39%	41	224
Allowance for credit losses on loans and leases	$1,171	$1,264	$992	(7)%	18%
Total ACL, including on unfunded commitments	$1,214	$1,328	$1,044	(9)%	16%
ACL % of total loans held for investment	1.72%	1.78%	1.17%	-6 bps	54 bps
Total ACL % of total loans held for investment	1.78%	1.87%	1.23%	-9 bps	54 bps
ACL on loans and leases % of NPLs	45%	50%	232%	-5%	-187%
Total ACL % of NPLs	46%	53%	244%	-6%	-198%

				December 31, 2024
	For the Three Months Ended			compared to:
	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Net charge-offs	$222	$240	$185	-8%	NM
Net charge-offs to average loans (1)	0.31%	0.31%	0.22%	0 bps	9 bps
(1) Three months ended presented on a non-annualized basis.

	For the Year Ended
	December 31, 2024	December 31, 2023	Change %
Net charge-offs	$892	$208	NM
Net charge-offs to average loans	1.13%	0.25%	88 bps

Non-Performing Assets

At December 31, 2024, total non-accrual loans were $2,615 million, up $101 million or 4% compared to September 30, 2024 and up $2,187 million compared to $428 million at December 31, 2023. The linked-quarter increase was due to an increase in non-accrual multi-family loans, offset by declines in non-accrual commercial real estate and C&I loans. The year-over-year increase was the result of higher non-accrual commercial real estate and multi-family loans. Non-accrual loans to total loans held for investment was 3.83% compared to 3.54% at September 30, 2024 and 0.51% at December 31, 2023. Total non-performing assets were $2,629 million at December 31, 2024 or 2.62% of total assets compared to $2,529 million or 2.21% of total assets at September 30, 2024 and $442 million or 0.39% at December 31, 2023.

Non-accrual loans held for sale totaled $323 million at December 31, 2024 compared to $189 million at September 30, 2024 and $164 million at December 31, 2023. During fourth quarter 2024, the Company transferred $266 million of non-accrual commercial real estate loans to held for sale from held for investment, including $215 million of primarily office loans, and $51 million of multi-family loans.

Total Allowance for Credit Losses

The total allowance for credit losses was $1,214 million at December 31, 2024 compared to $1,328 million at September 30, 2024 and $667 million at December 31, 2023. The total allowance for credit losses on loans and leases at December 31, 2024 was $1,171 million compared to $1,264 million at September 30, 2024 and $992 million at December 31, 2023.

The total allowance for credit losses to total loans at December 31, 2024 was 1.78% compared to 1.87% at September 30, 2024 and 1.23% at December 31, 2023. The total allowance for credit losses on loans and leases to total loans held for investment was 1.72% at December 31, 2024 compared to 1.78% at September 30, 2024 and 1.17% at December 31, 2023.

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	December 31, 2024	September 30, 2024	December 31, 2023
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	11.86%	10.76%	9.05%
Tier 1 risk-based capital ratio	12.61%	11.42%	9.62%
Total risk-based capital ratio	15.17%	13.92%	11.77%
Leverage capital ratio	7.70%	7.32%	7.75%

Flagstar Bank, N.A.
Common equity tier 1 ratio	13.24%	11.94%	10.52%
Tier 1 risk-based capital ratio	13.24%	11.94%	10.52%
Total risk-based capital ratio	14.50%	13.19%	11.61%
Leverage capital ratio	8.08%	7.64%	8.48%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Financial, Inc.

Flagstar Financial, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At December 31, 2024, the Company had $100.2 billion of assets, $69.2 billion of loans, deposits of $75.9 billion, and total stockholders’ equity of $8.2 billion.

Flagstar Bank, N.A. operates 418 branches, including a significant presence in the Northeast and Midwest and locations in high growth markets in the Southeast and West Coast. In addition, the Bank has approximately 80 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

Post-Earnings Release Conference Call

The Company will host a conference call on January 30, 2025 at 8:00 a.m. (Eastern Time) to discuss its fourth quarter 2024 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 3, 2025 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call webcast at ir.flagstar.com will be archived through 5:00 p.m. on February 27, 2025.

Investor Contact: Salvatore J. DiMartino (516) 683-4286
Media Contact: Steven Bodakowski (248) 312-5872

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

Cautionary Statements Regarding Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, and our ability to fully and timely implement the risk management programs institutions greater than $100 billion in assets must maintain; (h) the effect on our capital ratios of the approval of certain proposals approved by our shareholders during our 2024 annual meeting of shareholders; (i) the conversion or exchange of shares of the Company’s preferred stock; (j) the payment of dividends on shares of the Company’s capital stock, including adjustments to the amount of dividends payable on shares of the Company’s preferred stock; (k) the availability of equity and dilution of existing equity holders associated with amendments to the 2020 Omnibus Incentive Plan; (l) the effects of the reverse stock split; and (m) transactions relating to the sale of our mortgage business and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; recent turnover in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; our ability to recognize anticipated expense reductions and enhanced efficiencies with respect to our recently announced strategic workforce reduction; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K/A for the year ended December 31, 2023, Quarterly Report on Forms 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

Flagstar Financial, Inc. Reports Fourth Quarter and Full-Year 2024 Results

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CONDITION

				December 31, 2024
				compared to
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$15,430	$23,080	$11,475	-33%	34%
Securities:
Available-for-sale	10,402	10,511	9,145	-1%	14%
Equity investments with readily determinable fair values, at fair value	14	14	14	—%	—%
Total securities net of allowance for credit losses	10,416	10,525	9,159	-1%	14%
Loans held for sale	899	1,851	1,182	-51%	-24%
Loans and leases held for investment:
Multi-family	34,093	35,140	37,265	-3%	-9%
Commercial real estate and acquisition, development, and construction	11,836	12,482	13,382	-5%	-12%
One-to-four family first mortgage	5,201	5,247	6,061	-1%	-14%
Commercial and industrial	15,376	16,474	25,254	-7%	-39%
Other loans	1,766	1,773	2,657	—%	-34%
Total loans and leases held for investment	68,272	71,116	84,619	-4%	-19%
Less: Allowance for credit losses on loans and leases	(1,171)	(1,264)	(992)	-7%	18%
Total loans and leases held for investment, net	67,101	69,852	83,627	-4%	-20%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,146	1,364	1,392	-16%	-18%
Premises and equipment, net	562	649	652	-13%	-14%
Core deposit and other intangibles	488	519	625	-6%	-22%
Mortgage servicing rights	—	—	1,111	NM	NM
Bank-owned life insurance	1,605	1,595	1,580	1%	2%
Other assets	2,517	3,301	3,254	-24%	-23%
Assets held for sale	26	1,631	—	NM	NM
Total assets	$100,190	$114,367	$114,057	-12%	-12%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$20,780	$21,680	$30,700	-4%	-32%
Savings accounts	14,282	13,510	8,773	6%	63%
Certificates of deposit	27,324	29,251	21,554	-7%	27%
Non-interest-bearing accounts	13,484	18,572	20,499	-27%	-34%
Total deposits	75,870	83,013	81,526	-9%	-7%
Borrowed funds:
Wholesale borrowings	13,400	19,310	20,250	-31%	-34%
Junior subordinated debentures	582	581	579	—%	1%
Subordinated notes	444	442	438	—%	1%
Total borrowed funds	14,426	20,333	21,267	-29%	-32%
Other liabilities	1,698	1,978	2,897	-14%	-41%
Liabilities associated with assets held for sale	—	471	—	NM	NM
Total liabilities	91,994	105,795	105,690	-13%	-13%
Mezzanine equity:
Preferred stock - Series B	1	1	—	NM	NM
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	2	—%	100%
Paid-in capital in excess of par	9,282	9,266	8,236	—%	13%
Retained earnings	(735)	(562)	443	31%	-266%
Treasury stock, at cost	(219)	(219)	(218)	—%	—%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(653)	(468)	(581)	40%	12%
Pension and post-retirement obligations, net of tax	(35)	(27)	(28)	30%	25%
Net unrealized gain (loss) on cash flow hedges, net of tax	48	74	10	-35%	380%
Total accumulated other comprehensive loss, net of tax	(640)	(421)	(599)	52%	7%
Total stockholders' equity	8,195	8,571	8,367	-4%	-2%
Total liabilities, Mezzanine and Stockholders' Equity	$100,190	$114,367	$114,057	-12%	-12%

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

				December 31, 2024
	For the Three Months Ended			compared to
	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$948	$1,061	$1,230	-11%	-23%
Securities and money market investments	410	473	217	-13%	89%
Total interest income	1,358	1,534	1,447	-11%	-6%

Interest Expense:
Interest-bearing checking and money market accounts	205	218	286	-6%	-28%
Savings accounts	124	110	47	13%	164%
Certificates of deposit	362	372	210	-3%	72%
Borrowed funds	206	324	164	-36%	26%
Total interest expense	897	1,024	707	-12%	27%
Net interest income	461	510	740	-10%	-38%
Provision for credit losses	108	242	552	-55%	-80%
Net interest income after provision for credit losses	353	268	188	32%	88%

Non-Interest Income:
Fee income	33	42	39	-21%	-15%
Bank-owned life insurance	10	10	11	—%	-9%
Net return on mortgage servicing rights	(1)	34	33	NM	-103%
Net gain on loan sales and securitizations	5	5	16	—%	-69%
Net gain on mortgage/servicing sale	89	—	—	NM	NM
Net loan administration (loss) income	(1)	(8)	17	NM	-106%
Bargain purchase gain	—	—	(11)	NM	NM
Other income	29	30	22	-3%	32%
Total non-interest income	164	113	127	45%	29%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	302	316	295	-4%	2%
FDIC insurance	74	98	70	-24%	6%
Occupancy and equipment	48	59	58	-19%	-17%
General and administrative	252	188	184	34%	37%
Total operating expenses	676	661	607	2%	11%
Intangible asset amortization	31	37	36	-16%	-14%
Merger-related and restructuring expenses	11	18	63	-39%	-83%
Goodwill impairment	—	—	2,426	NM	NM
Total non-interest expense	718	716	3,132	—%	-77%
(Loss) income before income taxes	(201)	(335)	(2,817)	NM	NM
Income tax (benefit) expense	(41)	(55)	(112)	NM	NM
Net (loss) income	(160)	(280)	(2,705)	NM	NM
Preferred stock dividends	8	9	8	-11%	—%
Net (loss) income attributable to common stockholders	$(168)	$(289)	$(2,713)	NM	NM

Basic (loss) earnings per common share	$(0.41)	$(0.79)	$(11.27)	NM	NM
Diluted (loss) earnings per common share	$(0.41)	$(0.79)	$(11.27)	NM	NM
Dividends per common share	$0.01	$0.01	$0.51	—%	-98%

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	For the Year Ended		Change
	December 31, 2024	December 31, 2023	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$4,369	$4,509	(140)	-3%
Securities and money market investments	1,584	982	602	61%
Total interest income	5,953	5,491	462	8%

Interest Expense:
Interest-bearing checking and money market accounts	869	943	(74)	-8%
Savings accounts	345	169	176	104%
Certificates of deposit	1,362	646	716	111%
Borrowed funds	1,225	656	569	87%
Total interest expense	3,801	2,414	1,387	57%
Net interest income	2,152	3,077	(925)	-30%
Provision for credit losses	1,055	833	222	27%
Net interest income after provision for credit losses	1,097	2,244	(1,147)	-51%

Non-Interest Income:
Fee income	150	172	(22)	-13%
Bank-owned life insurance	42	43	(1)	-2%
Net return on mortgage servicing rights	73	103	(30)	-29%
Net gain on loan sales and securitizations	48	89	(41)	-46%
Net gain on mortgage/servicing sale	89	—	89	NM
Net loan administration income	2	82	(80)	-98%
Bargain purchase gain	(121)	2,131	(2,252)	NM
Other income	117	67	50	75%
Total non-interest income	400	2,687	(2,287)	-85%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	1,263	1,149	114	10%
FDIC insurance	313	126	187	148%
Occupancy and equipment	211	200	11	6%
General and administrative	809	624	185	30%
Total operating expenses	2,596	2,099	497	24%
Intangible asset amortization	136	126	10	8%
Merger-related and restructuring expenses	106	330	(224)	-68%
Goodwill impairment	—	2,426	(2,426)	NM
Total non-interest expense	2,838	4,981	(2,143)	-43%
(Loss) income before income taxes	(1,341)	(50)	(1,291)	NM
Income tax (benefit) expense	(251)	29	(280)	NM
Net (loss) income	(1,090)	(79)	(1,011)	NM
Preferred stock dividends	35	33	2	6%
Net (loss) income attributable to common stockholders	$(1,125)	$(112)	(1,013)	NM

Basic (loss) earnings per common share	$(3.40)	$(0.49)	NM	NM
Diluted (loss) earnings per common share	$(3.40)	$(0.49)	NM	NM
Dividends per common share	$0.20	$2.04	(1.84)	-90%

FLAGSTAR FINANCIAL, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible common stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.   Tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible common stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.    Tangible book value per share and the ratio of tangible common stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible common stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended December 31,			Year Ended,
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Total Stockholders’ Equity	$8,195	$8,571	$8,367	$8,195	$8,367
Less: Goodwill and other intangible assets	(488)	(519)	(625)	(488)	(625)
Less: Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,204	$7,549	$7,239	$7,204	$7,239

Total Assets	$100,190	$114,367	$114,057	$100,190	$114,057
Less: Goodwill and other intangible assets	(488)	(519)	(625)	(488)	(625)
Tangible Assets	$99,702	$113,848	$113,432	$99,702	$113,432

Average common stockholders’ equity	$8,071	$8,122	$10,533	$8,020	$10,078
Less: Average goodwill and other intangible assets	(508)	(544)	(3,048)	$(560)	$(3,021)
Average tangible common stockholders’ equity	$7,563	$7,578	$7,485	$7,460	$7,057

Average Assets	$110,489	$118,396	$111,683	$115,734	$110,495
Less: Average goodwill and other intangible assets	(508)	(544)	(3,048)	(560)	(3,021)
Average tangible assets	$109,981	$117,852	$108,635	$115,174	$107,474

GAAP MEASURES:
(Loss) return on average assets (1)	(0.58)%	(0.94)%	(9.69)%	(0.94)%	(0.07)%
(Loss) return on average common stockholders' equity (2)	(8.37)%	(14.19)%	(103.01)%	(14.03)%	(1.11)%
Book value per common share	$18.54	$19.43	$32.66	$18.54	$32.66
Common stockholders’ equity to total assets	7.68%	7.05%	6.90%	7.68%	6.90%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(0.48)%	(0.82)%	(0.68)%	(0.73)%	0.46%
(Loss) return on average tangible common stockholders’ equity (2)	(7.37)%	(13.27)%	(10.27)%	(11.81)%	6.58%
Tangible book value per common share	$17.36	$18.18	$30.08	$17.36	$30.08
Tangible common stockholders’ equity to tangible assets	7.23%	6.63%	6.38%	7.23%	6.38%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

While diluted earnings per common share, net income, net income attributable to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude merger and restructuring expenses, the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and certain items related to the sale of the mortgage warehouse business are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Year Ended
(dollars in millions, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net (loss) income - GAAP	$(160)	$(280)	$(2,704)	$(1,090)	$(79)
Merger-related and restructuring expenses, net of tax (1)	9	13	46	79	245
Net impact of mortgage/servicing sale and related activity, net of tax	(59)	—	—	(59)	—
Severance costs, net of tax	23	—	—	23	—
Long term asset impairment, net of tax	57	—	—	57	—
Certain items related to sale on mortgage warehouse business, net of tax	—	24	—	24	—
Goodwill impairment	—	—	2,426	—	2,426
FDIC special assessment, net of tax	—	—	36	—	36
Bargain purchase gain	—	—	11	121	(2,131)
Net (loss) income, as adjusted - non-GAAP	$(130)	$(243)	$(185)	$(845)	$497
Preferred stock dividends	8	9	8	35	33
Net (loss) income attributable to common stockholders, as adjusted - non-GAAP	$(138)	$(252)	$(193)	$(880)	$464

Diluted (loss) earnings per common share - GAAP	$(0.41)	$(0.79)	$(11.27)	$(3.40)	$(0.49)
Diluted (loss) earnings per common share, as adjusted - non-GAAP	$(0.34)	$(0.69)	$(0.80)	$(2.66)	$1.92
(1)Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related and restructuring expenses, bargain purchase gain and certain items related to the sale of the mortgage warehouse business are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR, excluding merger-related and restructuring expenses, bargain purchase gain and certain items related to the sale of the mortgage warehouse business, to the comparable GAAP financial measures of net income for the stated periods:

				December 31, 2024
	For the Three Months Ended			compared to (%):
	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
(dollars in millions)
Net interest income	$461	$510	$740	-10%	-38%
Non-interest income	164	113	127	45%	29%
Total revenues	$625	$623	$867	—%	-28%
Total non-interest expense	718	716	3,132	—%	-77%
Pre - provision net revenue (non-GAAP)	$(93)	$(93)	$(2,265)	—%	NM
Bargain purchase gain	—	—	11	NM	NM
Merger-related and restructuring expenses	12	18	63	-34%	-81%
Net impact of mortgage/servicing sale and related activity	(80)	—	—	NM	NM
Severance costs	31	—	—	NM	NM
Long term asset impairment	77	—	—	NM	NM
Certain items related to sale on mortgage warehouse business	—	32	—	NM	NM
Goodwill impairment	—	—	2,426	NM	NM
FDIC special assessment	—	—	49	NM	-100%
Pre - provision net revenue excluding merger-related and restructuring expenses, as adjusted (non-GAAP)	$(53)	$(43)	$284	NM	-119%
Provision for credit losses	(108)	(242)	(552)	NM	NM
Bargain purchase gain	—	—	(11)	NM	NM
Merger-related and restructuring expenses	(12)	(18)	(63)	NM	NM
Net impact of mortgage/servicing sale and related activity	80	—	—	NM	NM
Severance costs	(31)	—	—	NM	NM
Long term asset impairment	(77)	—	—	NM	NM
Certain items related to sale on mortgage warehouse business	—	(32)	—	NM	NM
Goodwill impairment	—	—	(2,426)	NM	NM
FDIC special assessment	—	—	(49)	NM	NM
(Loss) income before taxes	$(201)	$(335)	$(2,817)	NM	NM
Income tax (benefit) expense	(41)	(55)	(112)	NM	NM
Net (Loss) Income (GAAP)	$(160)	$(280)	$(2,705)	NM	NM

	For the Year Ended		Change
	December 31, 2024	December 31, 2023	Amount	Percent
(dollars in millions)
Net interest income	$2,152	$3,077	$(925)	-30%
Non-interest income	400	2,687	-2,287	-85%
Total revenues	$2,552	$5,764	$(3,212)	-56%
Total non-interest expense	2,838	4,981	-2,143	-43%
Pre - provision net revenue (non-GAAP)	$(286)	$783	$(1,069)	NM
Bargain purchase gain	121	(2,131)	2,252	NM
Merger-related and restructuring expenses	106	330	(224)	-68%
Net impact of mortgage/servicing sale and related activity	(80)	—	(80)	NM
Severance costs	31	—	31	NM
Long term asset impairment	77	—	77	NM
Certain items related to sale on mortgage warehouse business	32	—	32	NM
Goodwill impairment	—	2,426	(2,426)	NM
FDIC special assessment	—	49	(49)	NM
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$1	$1,457	$(1,456)	NM
Provision for credit losses	(1,055)	(833)	(222)	NM
Bargain purchase gain	(121)	2,131	-2,252	NM
Merger-related and restructuring expenses	(106)	(330)	224	NM
Net impact of mortgage/servicing sale and related activity	80	—	80.00	NM
Severance costs	(31)	—	(31.00)	NM
Long term asset impairment	(77)	—	(77.00)	NM
Certain items related to sale on mortgage warehouse business	(32)	—	(32.00)	NM
Goodwill impairment	—	(2,426)	2,426	NM
FDIC special assessment	—	(49)	49	NM
(Loss) income before taxes	$(1,341)	$(50)	$(3,766)	NM
Income tax (benefit) expense	(251)	29	-280	NM
Net (Loss) Income (GAAP)	$(1,090)	$(79)	$(1,011)	NM

FLAGSTAR FINANCIAL, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Three Months Ended
	December 31, 2024				September 30, 2024				December 31, 2023
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$71,727	$948	5.28%		$76,553	$1,061	5.53%		$85,671	$1,230	5.72%
Securities	12,347	144	4.77		12,862	153	4.85		11,493	126	4.39
Reverse repurchase agreements	—	—	—		—	—	—		46	1	6.91
Interest-earning cash and cash equivalents	22,048	266	4.79		23,561	320	5.40		6,753	90	5.28
Total interest-earning assets	106,122	$1,358	5.11		112,976	$1,534	5.42		103,963	$1,447	5.55
Non-interest-earning assets	4,368				5,420				7,720
Total assets	$110,490				$118,396				$111,683
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$23,007	$205	3.54%		$22,207	$218	3.90%		$31,958	$286	3.55%
Savings accounts	13,996	123	3.51		12,281	110	3.57		9,055	47	2.03
Certificates of deposit	28,573	362	5.04		29,159	372	5.07		18,491	210	4.52
Total interest-bearing deposits	65,576	690	4.19		63,647	700	4.37		59,504	543	3.62
Borrowed funds	17,940	206	4.56		24,456	324	5.28		15,714	164	4.14
Total interest-bearing liabilities	83,516	$896	4.27		88,103	$1,024	4.62		75,218	$707	3.73
Non-interest-bearing deposits	15,959				18,631				22,676
Other liabilities	2,439				2,858				2,753
Total liabilities	101,914				109,592				100,647
Stockholders’ and mezzanine equity	8,575				8,803				11,036
Total liabilities and stockholders’ equity	$110,489				$118,395				$111,683
Net interest income/interest rate spread		$462	0.84%			$510	0.80%			$740	1.82%
Net interest margin			1.73%				1.79%				2.82%
Ratio of interest-earning assets to interest-bearing liabilities			1.27	x			1.28	x			1.38	x

FLAGSTAR FINANCIAL, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Year Ended
	December 31, 2024				December 31, 2023
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$78,883	$4,369	5.54%		$81,855	$4,509	5.51%
Securities	12,222	559	4.57		10,611	444	4.18
Reverse repurchase agreements	—	—	—		388	22	5.77
Interest-earning cash and cash equivalents	19,478	1,024	5.26		10,025	516	5.14
Total interest-earning assets	110,583	$5,952	5.38		102,879	$5,491	5.34
Non-interest-earning assets	5,151				7,616
Total assets	$115,734				$110,495
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$23,654	$869	3.67%		$29,286	$943	3.22%
Savings accounts	10,975	345	3.14		9,941	169	1.70
Certificates of deposit	27,477	1,362	4.96		17,097	646	3.78
Total interest-bearing deposits	62,106	2,576	4.15		56,324	1,758	3.12
Borrowed funds	24,168	1,225	5.07		17,934	656	3.66
Total interest-bearing liabilities	86,274	$3,801	4.40		74,258	$2,414	3.25
Non-interest-bearing deposits	18,140				21,583
Other liabilities	2,595				4,073
Total liabilities	107,009				99,914
Stockholders’ and mezzanine equity	8,725				10,581
Total liabilities and stockholders’ equity	$115,734				$110,495
Net interest income/interest rate spread		$2,152	0.98%			$3,077	2.09%
Net interest margin			1.95%				2.99%
Ratio of interest-earning assets to interest-bearing liabilities			1.28	x			1.39	x

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended			For the Year Ended
(dollars in millions, except share and per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
PROFITABILITY MEASURES:
Net (loss) income	$(160)	$(280)	$(2,705)	$(1,090)	$(79)
Net (loss) income attributable to common stockholders	(168)	(289)	(2,713)	(1,125)	(112)
Basic (loss) earnings per common share	(0.41)	(0.79)	(11.27)	(3.40)	(0.49)
Diluted (loss) earnings per common share	(0.41)	(0.79)	(11.27)	(3.40)	(0.49)
(Loss) return on average assets	(0.58)%	(0.94)%	(9.69)%	(0.94)%	(0.07)%
(Loss) return on average tangible assets (1)	(0.48)	(0.82)	(0.68)	(0.73)	0.46
(Loss) return on average common stockholders’ equity	(8.37)	(14.19)	(103.01)	(14.03)	(1.11)
(Loss) return on average tangible common stockholders' equity (1)	(7.37)	(13.27)	(10.27)	(11.81)	6.58
Efficiency ratio (2)	108.18	105.96	68.99	97.12	57.78
Operating expenses to average assets	2.45	2.23	2.17	0.56	1.90
Interest rate spread	0.84	0.80	1.82	0.98	2.09
Net interest margin	1.73	1.79	2.82	1.95	2.99
Effective tax rate	20.44	16.34	3.96	18.70	(59.59)
Shares used for basic common EPS computation	415,089,512	366,637,882	240,808,048	330,713,517	237,881,183
Shares used for diluted common EPS computation	415,089,512	366,637,882	240,808,048	330,713,517	238,460,496
Common shares outstanding at the respective period-ends	414,934,628	415,257,967	240,825,252	351,304,364	240,825,252
(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 20 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	December 31, 2024	September 30, 2024	December 31, 2023
CAPITAL MEASURES:
Book value per common share	$18.54	$19.43	$32.66
Tangible book value per common share - as reported (1)	17.36	18.18	30.08
Common stockholders’ equity to total assets	7.68%	7.05%	6.90%
Tangible common stockholders’ equity to tangible assets (1)	7.23	6.63	6.38

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 20 of this release.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				December 31, 2024
				compared to
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Non-accrual loans held for investment:
Multi-family	$1,755	$1,504	$138	17%	NM
Commercial real estate	546	692	128	-21%	327%
One-to-four family first mortgage	70	39	95	79%	-26%
Acquisition, development, and construction	18	21	2	-14%	800%
Commercial and industrial	202	235	43	-14%	370%
Other non-accrual loans	24	23	22	4%	9%
Total non-accrual loans held for investment	2,615	2,514	428	4%	511%
Repossessed assets	14	15	14	-7%	—%
Total non-accrual held for investment loans and repossessed assets	$2,629	$2,529	$442	4%	495%

Non-accrual loans held for sale:
Multi-family	$51	$—	$—	NM	NM
Commercial real estate	215	112	163	92%	32%
One-to-four family first mortgage	57	64	—	-11%	NM
Acquisition, development, and construction	—	13	1	NM	NM
Total non-accrual mortgage loans held for sale	$323	$189	$164	71%	97%

The following table presents the Company's asset quality measures at the respective dates:

	December 31, 2024	September 30, 2024	December 31, 2023
Non-accrual held for investment loans to total loans held for investment	3.83%	3.54%	0.51%
Non-accrual held for investment loans and repossessed assets to total assets	2.62	2.21	0.39
Allowance for credit losses on loans to non-accrual loans held for investment	44.78	50.28	231.51
Allowance for credit losses on loans to total loans held for investment	1.72	1.78	1.17

FLAGSTAR FINANCIAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				December 31, 2024
				compared to
(dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Loans 30 to 89 Days Past Due:
Multi-family	$749	$124	$121	504%	519%
Commercial real estate	65	43	28	51%	132%
One-to-four family first mortgage	25	21	40	19%	-38%
Acquisition, development, and construction	5	16	2	-69%	150%
Commercial and industrial	110	47	37	134%	197%
Other loans	11	10	22	10%	-50%
Total loans 30 to 89 days past due	$965	$261	$250	270%	286%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(dollars in millions)
Charge-offs:
Multi-family	$120	$101	$117	$308	$119
Commercial real estate	51	110	42	462	56
One-to-four family residential	—	7	1	8	4
Acquisition, development and construction	—	4	—	4	—
Commercial and industrial	57	33	24	136	30
Other	5	5	5	20	14
Total charge-offs	$233	$260	$189	$938	$223

Recoveries:
Multi-family	$(1)	$(3)	$—	$(5)	$—
Commercial real estate	(2)	(6)	—	(8)	—
One-to-four family residential	—	(5)	—	(5)	—
Commercial and industrial	(6)	(4)	(3)	(21)	(11)
Other	(2)	(2)	(1)	(7)	(4)
Total recoveries	$(11)	$(20)	$(4)	$(46)	$(15)

Net charge-offs (recoveries)	$222	$240	$185	$892	$208

Net charge-offs (recoveries) to average loans (1)	0.31%	0.31%	0.22%	1.13%	0.25%

(1)Three months ended presented on a non-annualized basis.